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21   Subsidiaries of Enova

Subsidiaries                                 Jurisdiction of Incorporation      D/B/A
-------------------------------------------  -----------------------------      ------------------
Pego Systems, Inc.                           California                         Pego Systems, Inc.

Electronic Components Systems, Inc.          Arizona                            ECS, Inc.

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